Exhibit 4(j)
                           TERM SHEET SHARE EXCHANGE

o Austost Anstalt Schaan ("Austost") and Balmore Funds, S.A. ("Balmore") agree to exchange all of the shares of NCT Audio Products, Inc. common stock held by each of them for shares of NCT Group, Inc. ("NCTI") common stock pursuant to a conversion formula which will net each of Austost and Balmore $1,300,000 upon their disposition of such shares.

o NCTI will issue to each of Austost and Balmore and register for each of them the number of shares represented by dividing $1,300,000 by $0.15 per share as a good faith estimate of a sufficient number of shares of common stock of NCTI, or 8,666,667 shares for each of them (17,333,334 shares in the aggregate). Such common stock is to be priced after 90 days or sooner if agreed by both Austost/Balmore and NCTI.

o NCTI will include such shares in a Pre-Effective Amendment to its Registration Statement on Form S-1 presently pending with the Securities and Exchange Commission ("SEC"). Such amendment will be filed with the SEC as expeditiously as economically feasible.

o To the extent the number of shares so issued and registered is not sufficient to net either of Austost or Balmore $1,300,000 upon their disposition of the shares, NCTI will issue additional shares.

Date:  October 9, 1999
Agreed:

/s/ NCT GROUP, INC.
---------------------------
NCT Group, Inc.

/s/ NCT AUDIO PRODUCTS, INC.
---------------------------
NCT Audio Products, Inc.

/s/ AUSTOST ANSTALT SCHAAN
---------------------------
Austost Anstalt Schaan

/s/ BALMORE FUNDS, S.A.
---------------------------
Balmore Funds, S.A.